Exhibit 99.1



Nestor, Inc.
42 Oriental Street
Providence, RI 0290
8Ph: (401) 274-5658
Fax: (401) 274-5707
www.nestor.com



FOR IMMEDIATE RELEASE


CONTACT:   Nigel P. Hebborn,
           Chief Financial Officer
           (866) 434-5522 ext. 714
           www.nestor.com

  NESTOR ANNOUNCES $5.47 MILLION PRIVATE PLACEMENT OF COMMON STOCK AND WARRANTS

Providence, RI -January 31, 2006- Nestor, Inc. (NASDAQ: NEST), the parent of Nestor Traffic Systems, Inc., announced that it privately placed 1,237,811 shares of its Common Stock and warrants to purchase 371.339 shares of its Common Stock today in an offering exempt from the registration requirements of the Securities Act of 1933. The selling price was $4.42 for a unit comprising one share and 0.30 warrants, resulting in gross aggregate proceeds of $5,471,144. The warrants are exercisable at $4.91 per share and expire in three years. The net proceeds (after expenses of the offering and placement agent fees or investor rebates in lieu of placement agent fees) will be used for general corporate purposes, working capital and to repay a Secured Promissory Note of $1.25 million held by one of the purchasers.

The securities sold will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy such securities and is issued pursuant to Rule 135c under the Securities Act of 1933.



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